EXHIBIT 99.1

15 West 6th Street, Suite, 1800 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571
www.laredopetro.com

Laredo Petroleum Announces Production and Record Year-End Proved
Reserves For 2013
Permian Assets Achieve 27% Reserve Growth and 577% Production Replacement
TULSA, OK - February 11, 2014 - Laredo Petroleum, Inc. (NYSE: LPI) (“Laredo” or “the Company”), today announced proved reserves and preliminary operating results for year-end 2013.
Proved Reserves and Operating Results Highlights

•
Produced 11.2 million barrels of oil equivalent (“MMBOE”) in 2013 with 9.1 MMBOE of Permian production, an increase of approximately 20% in Permian production; fourth-quarter 2013 production totaled 24,426 barrels of oil equivalent per day (“BOE/D”)

•	Replaced approximately 577% of Permian production from the drill bit, with total production replacement of approximately 487% at a finding and development cost of $12.00/BOE

•	Increased proved reserves to a record 203.6 MMBOE, up approximately 27% adjusted for the Anadarko Basin divestiture and up approximately 8% from year-end 2012

•	Increased oil percentage of proved reserves to approximately 55% from 52% in the prior year

•	Increased the pre-tax present value (“PV-10”)(1) of the Company’s reserves to $3.1 billion, up approximately 30% from year-end 2012
“In 2013, Laredo continued along the multi-year path we initiated in 2011 to maximize the value of our Permian-Garden City acreage,” said Randy A. Foutch, Laredo Chairman and Chief Executive Officer. “After successfully delineating more than half of our acreage in 2012, we embarked on a very disciplined drilling plan in 2013 to determine the optimal initial development program for this asset. In executing this plan in 2013, we grew our Permian reserves 27%, grew our Permian production 20%, sold our Anadarko Basin assets and redeployed the capital into the Permian and positioned the Company for a multi-zone development program in 2014. We believe execution of this program in 2014 and in future years will drive continued reserve and production growth, decrease unit F&D costs and enhance the value of our Permian-Garden City asset.”
Laredo’s total proved reserves, presented on a two-stream basis, at year-end 2013 were 203.6 MMBOE, an approximate 8% increase from year-end 2012. At year-end 2013, essentially all of the Company’s proved reserves were attributable to the Permian Basin, where Laredo achieved proved reserve growth of approximately 27%. Reserves were comprised of 111.5 million barrels of oil and 552.7 billion cubic feet of liquids-rich natural gas. Proved developed reserves represented approximately 35% of the Company’s total proved reserves at December 31, 2013, compared to approximately 43% at the prior year-end. The decrease was attributable to the sale of the Company’s Anadarko Basin properties, the proved reserves of which were primarily developed. Adjusting for the Company’s sale of its Anadarko Basin properties, the proved developed reserves ratio was unchanged versus year-end 2012. Changes in reserves for 2013 are summarized in the chart below:

		Natural	Oil
	Oil	Gas	Equivalents
	MMBbls	Bcf	MMBOE
Beginning of year - December 31, 2012	98.1	542.9	188.6
Revisions of previous estimates	(18.0)	15.7	(15.3)
Extensions, discoveries and other additions	37.9	192.2	69.9
Purchases of reserves in place	0.2	1.5	0.4
Sales of reserves in place	(1.2)	(165.3)	(28.8)
Production	(5.5)	(34.3)	(11.2)
End of year - December 31, 2013	111.5	552.7	203.6

Standardized measure - ($ millions)			$2,322.2

Pre-tax PV-10 - ($ millions)			$3,053.3
In 2013, Laredo added 69.9 MMBOE through the drill bit, replacing approximately 487% of production. The Company focused its efforts in its Permian-Garden City acreage on horizontal development of the Upper, Middle and Lower Wolfcamp and Cline shale zones. This drilling was largely responsible for the increase in reserves from extensions, discoveries and other additions. Revisions of previous estimates were a result of the Company continually optimizing its drilling plan by removing some vertical and short-lateral locations. These were partially offset by replacing some of the locations with higher rate of return, long-lateral wells and positive revisions on existing proved undeveloped locations.
Laredo’s estimated total proved reserves were prepared by Ryder Scott Company, L.P. as of December 31, 2013 and are based on reference oil and natural gas prices. In accordance with applicable rules of the Securities and Exchange Commission (“SEC”), the reference oil and natural gas prices are derived from the average trailing 12-month index prices (calculated at the unweighted arithmetic average of the first-

day-of-the-month price for each month within the applicable 12-month period), held constant throughout the life of the properties. Reference prices used, before differentials were applied, were $93.52 per barrel of oil and $3.57 per MMBtu of natural gas. Realized prices were $92.26 per barrel of oil and $5.52 per Mcf for the Company’s liquids-rich natural gas.
For 2013, the preliminary estimate of finding and development (F&D) cost was $12.00/BOE, and the preliminary estimate of finding development and acquisition (FD&A) cost was $12.58/BOE, presented on a two-stream basis. The F&D and FD&A costs will be finalized upon filing the Company’s annual report on Form 10-K. For a description of F&D and FD&A costs, please see the discussion below under the heading “Finding & Development and Acquisition Cost.”
Laredo Petroleum, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo's business strategy is focused on the exploration, development and acquisition of oil and natural gas properties primarily in the Permian region of the United States.
Additional information about Laredo may be found on its website at www.laredopetro.com.
Forward-Looking Statements
This press release contains forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities that Laredo assumes, plans, expects, believes, intends, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management's current belief, based on currently available information, as to the outcome and timing of future events.

The preliminary results above are based on the most current information available to management. As a result, our final results may vary from these preliminary estimates. Such variances may be material; accordingly, you should not place undue reliance on these preliminary estimates.

General risks relating to Laredo include, but are not limited to, the risks described in its Annual Report on Form 10-K for the year ended December 31, 2012, Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, and those set forth from time to time in other filings with the SEC. These documents are available through Laredo’s website at www.laredopetro.com under the tab “Investor Relations” or through the SEC’s Electronic Data Gathering and Analysis Retrieval System ("EDGAR") at www.sec.gov. Any of these factors could cause Laredo's actual results and plans to differ materially from those in the forward-looking statements. Therefore, Laredo can give no assurance that its future results will be as estimated. Laredo does not intend to, and disclaims any obligation to, update or revise any forward-looking statement.

Actual quantities of reserves that may be ultimately recovered from the Company’s interests may differ substantially from those presented herein. Factors affecting ultimate recovery include the scope of the Company’s ongoing drilling program, which will be directly affected by the availability of capital, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals and other factors as well as actual drilling results, including geological and mechanical factors affecting recovery rates. In addition, our production forecasts and expectations for future periods are dependent upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases.

Finding & Development and Acquisition Cost
Finding and development cost, or F&D cost, is calculated by dividing (x) development, exploitation, and exploration capital expenditures for the period, plus unevaluated capital expenditures as of the beginning of the period, less unevaluated capital expenditures as of the end of the period, by (y) reserve additions for the period, excluding acquired reserves. Finding, development and acquisition cost, or FD&A cost, is calculated by dividing (x) development, exploitation, exploration and acquisition capital expenditures for the period, plus unevaluated capital expenditures as of the beginning of the period, less unevaluated capital expenditures as of the end of the period, by (y) reserve additions for the period, including acquired reserves. The methods we use to calculate our F&D and FD&A costs may differ significantly from methods used by other companies to compute similar measures. As a result, our F&D and FD&A costs may not be comparable to similar measures provided by other companies. We believe that providing measures of F&D and FD&A costs are useful in evaluating the costs, on a per barrel of oil equivalent basis, to add proved reserves.

However, these measures are provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with generally accepted accounting principles. Due to various factors, including timing differences in the addition of proved reserves and the related costs to develop those reserves, F&D and FD&A costs do not necessarily reflect precisely the costs associated with particular reserves. As a result of various factors that could materially affect the timing and amounts of future increases in reserves and the timing and amounts of future costs, we cannot assure you that our future F&D or FD&A costs will not differ materially from those presented.

(1) PV-10: A Non-GAAP Financial Measure
PV-10 is derived from the standardized measure of discounted future net cash flows, which is the most directly comparable GAAP financial measure. PV-10 is a computation of the standardized measure of discounted future net cash flows on a pre-tax basis. PV-10 is equal to the standardized measure of discounted future net cash flows at the applicable date, before deducting future income taxes, discounted at 10 percent. We believe that the presentation of the PV-10 is relevant and useful to investors because it presents the discounted future net cash flows attributable to our estimated proved reserves prior to taking into account future corporate income taxes, and it is a useful measure for evaluating the relative monetary significance of our oil and natural gas assets. Further, investors may utilize the measure as a basis for comparison of the relative size and value of our reserves to other companies. We use this measure when assessing the potential return on investment related to our oil and natural gas assets. However, PV-10 is not a substitute for the standardized measure of discounted future net cash flows. Our PV-10 measure and the standardized measure of discounted future net cash flows do not purport to present the fair value of our oil and natural gas reserves.

Laredo Petroleum, Inc.
2013 F&D and FD&A Costs
Unaudited
	F&D	FD&A
($ in millions, except per unit amounts)
Exploration, development & exploitation capital	$696.4	$696.4
Acquisitions (if applicable)	—	36.7
Asset retirement obligation additions	6.8	6.8
Adjustments:
Unevaluated costs as of December 31, 2012	159.9	159.9
Unevaluated costs as of December 31, 2013	(208.1)	(208.1)
Adjusted capital expenditures related to reserve additions	$655.0	$691.7

Reserve extensions, discoveries and revisions	54.6	54.6
Acquisitions (if applicable)	—	0.4
Total reserve additions	54.6	55.0

Cost per BOE	$12.00	$12.58

Laredo Petroleum, Inc.
Reconciliation of Pre-tax PV-10 Non-GAAP Financial Measure
Unaudited
December 31, 2013
($ in millions)
Pre-tax PV-10	$3,053.3
Present value of future income taxes discounted at 10%	(731.1)
Standardized measure of discounted future net cash flows	$2,322.2

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Contacts:
Ron Hagood: (918) 858-5504 - RHagood@laredopetro.com

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